Exhibit 10.1
SUMMARY OF ANNUAL COMPENSATION OF NON-EMPLOYEE DIRECTORS
(Last Modified October 27, 2017)

The following table summarizes the annual compensation of non-employee directors of Harris Corporation (“Harris”) effective as of January 1, 2018. Employee directors are not separately compensated for service as a director.

Annual Cash Retainers for Service as:

•	Member of the Board – $105,000

•	Non-executive Chairman of the Board (to the extent applicable) – $150,000

•	Lead Independent Director – $25,000

•	Chairperson of Audit Committee – $25,000

•	Chairperson of Management Development and Compensation Committee – $20,000

•	Chairperson of Committee other than Audit Committee or Management Development and Compensation Committee – $15,000

•	Member (other than Chairperson) of each committee of the Board – 50% of annual cash retainer for service as Chairperson of applicable committee

Deferred Compensation Plan

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Under the terms of the Harris Corporation 2005 Directors’ Deferred Compensation Plan, as amended (the “2005 Directors’ Plan”), on January 1, April 1, July 1 and October 1 of each year, Harris credits each non-employee director’s account with a number of Harris stock equivalent units having an aggregate fair market value equal to $36,250 (for an annual rate of $145,000), which amount may be changed from time to time by the Board. In addition, under the 2005 Directors’ Plan, prior to the commencement of a calendar year, each non-employee director may make an irrevocable election to defer all or a portion of his or her director compensation for the subsequent year or years. Amounts deferred at the election of the non-employee director may be invested in investment alternatives similar to those available under the Harris Corporation Retirement Plan or in Harris stock equivalent units, pursuant to which a non-employee director’s account is credited with a number of Harris stock equivalent units based on the fair market value of Harris common stock on the date of deferral. Harris stock equivalent units are equivalent in value to shares of Harris common stock. A non-employee director may not transfer or reallocate amounts invested in other investments into Harris stock equivalent units, but may reallocate (provided director minimum stock ownership guidelines are satisfied) amounts invested in Harris stock equivalent units into any other investment alternatives. Deferred amounts and investment earnings on such amounts are payable in cash following the non-employee director’s resignation, retirement or death. Each Harris stock equivalent unit is credited with dividend equivalents, which are deemed reinvested in additional Harris stock equivalent units on the dividend payment date.

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Amounts invested in Harris stock equivalent units shall be appropriately adjusted in the event of any stock dividend or split, recapitalization, merger, spin-off, extraordinary dividends or other similar events.

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A non-employee director may elect to receive amounts deferred under the 2005 Directors’ Plan, including amounts deferred in the form of Harris stock equivalent units, either in a cash lump sum on a date certain within five years of his or her resignation or retirement or in annual substantially equal cash installments over a designated number of years beginning on a date certain within five years of a director’s resignation or retirement, provided that all amounts are fully paid within ten years of resignation or retirement.

•	Within 90 days following a non-employee director’s death, a lump sum cash payment equal to the then-remaining balance in his or her account will be made to his or her beneficiary.

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Within 90 days following a Change of Control (as defined in the 2005 Directors’ Plan), and to the extent permitted by Section 409A of the Internal Revenue Code, each non‑employee director (or former non-employee director) will receive a lump sum cash payment equal to the then-remaining balance in his or her account. If payment within 90 days following a Change of Control is not permitted by Section 409A of the Internal Revenue Code, then payment will be made at the time and in the form that payment would have been made if a Change of Control had not occurred.

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The foregoing summary description of the 2005 Directors’ Plan is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the 2005 Directors’ Plan.

Travel and Other Expenses

•	Reimbursement of actual costs and expenses incurred in the performance of service as a director, including director education institutes and activities.

Insurance

•	Liability insurance and up to $200,000 in accidental death and dismemberment insurance and an additional $200,000 if involved in an accident while traveling on business relating to Harris’ affairs.

Charitable Gift Matching Program

•	Matching of a non-employee director’s contributions to eligible educational institutions and charitable organizations up to an annual maximum of $10,000 per non-employee director.

One-Time Grant of Restricted Stock to New Directors

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Effective January 1, 2016, when a non-employee director first becomes a member of the Board, such non-employee director will be granted a restricted share award of such number of shares of Harris common stock as results in such award having a grant date fair value equal to 50% of the then-current annual rate of non-elective deferrals of Harris stock equivalent units (currently $145,000) under the 2005 Directors’ Plan, with such restricted share award to be granted on the first New York Stock Exchange trading day of the calendar month following the calendar month in which such non-employee director’s election or appointment to the Board first becomes effective and in accordance with Harris’ equity grant policy.

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